Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports First Quarter 2009 Results

•	Same-store merchandise sales up 6.0%

•	Merchandise margin increases 70 basis points to 34.3%

•	Adjusted EBITDA(1) up 16.1% to $19.3 million

CORPUS CHRISTI, Texas, May 7, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the first quarter ended March 29, 2009, increased by 6.0 percent. Retail merchandise margin increased to 34.3 percent, from 33.6 percent a year ago. First quarter convenience store merchandise sales totaled $181.9 million, an increase of 7.8 percent from the same quarter a year ago.

First quarter Adjusted EBITDA(1) totaled $19.3 million, up 16.1 percent from a year ago. Gross profit increased by 6.1 percent to $97.2 million, reflecting the positive impact of new stores constructed or acquired during 2008 and 2009, along with higher same-store merchandise sales and improved cost efficiencies and synergies realized from the addition of the Town & Country stores.

Companywide revenues for the first quarter were $680.7 million, compared with $1.0 billion a year ago, which is due to a $1.27-per-gallon drop in fuel prices year-over-year that reduced total fuel revenues by $333.0 million. Although fuel revenues were lower due to declining fuel prices, gross profit from retail fuel sales was 4.7 percent higher, and retail fuel margins after subtracting credit card costs increased by one cent per gallon from a year ago. Lower fuel prices in the first quarter of 2009 also helped drive an increase in gallons sold in both the retail and wholesale fuel segments versus the same period a year ago.

The Company had a net loss of $0.9 million, or $0.05 per diluted share, versus a net loss of $3.4 million, or $0.20 per diluted share a year ago. Because our business is seasonal, we historically experience higher sales and profitability in the second and third quarters during the summer months and lower traffic during the winter months.

Susser Holdings Corporation – Page 2

“Given the backdrop of a softening economy, we are very pleased with the robust same-store merchandise sales gains we realized in the latest quarter,” said Sam L. Susser, President and Chief Executive Officer. “In the first quarter we also saw a return to more normal fuel price levels, which may have spurred an increase in gasoline volumes versus a year ago, and our fuel margins were in line with our first quarter historic trends.

“As we look to the seasonally stronger spring quarter, we expect ongoing growth in merchandise sales, and we expect lower credit card fees and utility expenses to be helpful as we cycle past unusually strong fuel margins in the second and third quarters of 2008,” he said.

New Convenience Store/Wholesale Dealer Site Update

During the first quarter of 2009, the Company opened one new retail unit, bringing the total number of stores in operation to 513 at the end of the quarter. Susser has opened one additional retail unit to date during the second quarter, and three additional stores are currently under construction.

In its wholesale operations, Susser added one new dealer site and discontinued two, for a total of 371 dealer sites in operation at the end of the first quarter.

First Quarter Financial and Operating Highlights

Convenience store same-store merchandise sales increased 6.0 percent versus the first quarter of 2008. Total merchandise sales were $181.9 million, an increase of 7.8 percent from a year ago. Retail merchandise sales growth was driven primarily by strong performance in packaged drinks, food service, beer and snacks. Merchandise gross profit, net of shortages, totaled $62.4 million, which is up 10.1 percent from a year ago. Net merchandise margin was 34.3 percent, versus 33.6 percent a year ago. The strong margin increase reflects the ongoing benefits of operating synergies Susser is realizing from the integration of Town & Country and associated savings in merchandise and fuel procurement costs plus an increase in higher-margin food service sales at new stores opened during the last year.

Retail store fuel volumes increased to 179.4 million gallons for the first quarter, up 6.0 percent from a year ago. Average fuel gallons sold per store were 356,000, up 4.6 percent from the first quarter of last year. Retail fuel revenues totaled $322.1 million, down 38.0 percent due to a 41.5 percent decrease in the average retail price of fuel. Retail fuel gross margins in the first quarter were 11.8 cents per gallon, versus 12.0 cents per gallon a year ago. Lower credit card fees, however, increased per-gallon retail fuel margins from 8.2 cents to 9.1 cents after deducting credit card expense. Retail fuel gross profit increased by 4.7 percent to $21.2 million.

Susser Holdings Corporation – Page 3

Wholesale fuel volumes sold to Susser’s 371 dealers and other third-party customers increased 7.3 percent to 122.5 million gallons in the first quarter. Wholesale fuel revenues declined to $167.3 million from $302.6 million a year ago as a result of a 48.5 percent reduction in wholesale fuel prices year over year. Gross margin was 3.5 cents per gallon, versus 4.9 cents per gallon a year earlier, which reduced wholesale fuel gross profit by 23.8 percent to $4.3 million.

2009 Guidance

The Company has previously issued guidance for 2009 as follows:

	2009 Guidance	Q1 2009	2008 Full Year Results
Merchandise Same-Store Sales Growth	3.0%-5.5%	6.0%	6.6%
Merchandise Margin, Net of Shortages	33.5%-35.0%	34.3%	34.3%
Retail Average Per-Store Gallons Growth	0.0%-3.0%	4.6%	2.6%
Retail Fuel Margins (cents/gallon)	12.5-16.5	11.8 (a)	17.8 (a)
Wholesale Fuel Margins (cents/gallon)	4.5-6.0	3.5	6.4
New Retail Stores (b)	8-16	1	12
New Wholesale Dealer Sites (b)	25-35	1	27
Gross Capital Spending	$50-$90 million	$6.3 million	$69.4 million
Net Capital Spending (c)	$40-$60 million	$6.3 million	$33.0 million

(a)	We report retail fuel margins before deducting credit card costs, which were approximately 2.7 cents per gallon in the first quarter of 2009 and 4.2 cents per gallon for the 2008 fiscal year.
(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.
(c)	Net capital spending is gross capital expenditures less proceeds from sale/leaseback transactions and asset dispositions.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

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First Quarter Earnings Conference Call

Susser’s management team will hold a conference call on Thursday, May 7, at 11 a.m. EDT (10 a.m. CDT) to discuss first quarter results. To participate in the call, dial 303-262-2053 at least 10 minutes early and ask for the Susser conference call. The conference call will also be accessible via Susser’s Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register and download any necessary software. A telephonic replay will be available through May 14 by calling 303-590-3000 and using the pass code 11130386#. An archive of the webcast will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 510 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 290 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to approximately 370 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 28, 2008. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

SUSS-IR

Susser Holdings Corporation – Page 5

Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended
	March 30, 2008	March 29, 2009
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$168,771	$181,919
Motor fuel sales	822,392	489,399
Other income	9,543	9,400

Total revenues	1,000,706	680,718

Cost of sales:
Merchandise	112,103	119,503
Motor fuel	796,555	463,944
Other	440	100

Total cost of sales	909,098	583,547

Gross profit	91,608	97,171
Operating expenses:
Personnel	30,297	35,387
General and administrative	9,063	8,864
Other operating	28,031	25,351
Rent	8,411	9,013
Loss on disposal of assets and impairment charge	98	52
Depreciation, amortization, and accretion	10,736	9,963

Total operating expenses	86,636	88,630

Income from operations	4,972	8,541

Other income (expense):
Interest expense, net	(9,862)	(9,633)
Other miscellaneous	158	77

Total other expense, net	(9,704)	(9,556)

Loss before income taxes	(4,732)	(1,015)
Income tax benefit	1,384	96

Net loss	(3,348)	(919)

Less: Net income attributable to noncontrolling interests	12	12

Net loss attributable to Susser Holdings Corporation	$(3,360)	$(931)

Net loss per share attributable to Susser Holdings Corporation:
Basic	$(0.20)	$(0.05)
Diluted	$(0.20)	$(0.05)

Weighted average shares outstanding:
Basic	16,880,404	16,924,522
Diluted	16,880,404	16,924,522

Susser Holdings Corporation – Page 6

Susser Holdings Corporation

Consolidated Balance Sheets

	December 28, 2008	March 29, 2009
	audited	unaudited
	(dollars in thousands)
Assets:
Current assets:
Cash and cash equivalents	$8,284	$14,380
Accounts receivable, net of allowance for doubtful accounts $1,070 at December 28, 2008 and $1,065 at March 29, 2009	51,549	55,457
Inventories, net	62,878	66,767
Other current assets	4,703	4,551

Total current assets	127,414	141,155
Property and equipment, net	408,733	405,078
Other assets:
Goodwill	237,953	237,953
Intangible assets, net	34,609	34,443
Other noncurrent assets	15,647	15,615

Total other assets	288,209	288,011

Total assets	$824,356	$834,244

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$90,911	$102,591
Accrued expenses and other current liabilities	34,738	32,945
Current maturities of long-term debt	9,233	7,920
Deferred purchase price - TCFS acquisition	10,000	10,000

Total current liabilities	144,882	153,456
Long-term debt	395,736	395,543
Revolving line of credit	3,630	5,870
Deferred gain, long-term portion	33,720	33,190
Deferred tax liability, long-term portion	28,323	27,666
Other noncurrent liabilities	13,087	13,971

Total long-term liabilities	474,496	476,240
Commitments and contingencies:
Equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,048,972 issued and 17,037,648 outstanding as of December 28, 2008; 17,135,776 issued and 17,124,452 outstanding as of March 29, 2009	170	170
Additional paid-in capital	180,189	181,031
Retained earnings	23,888	22,957
Accumulated other comprehensive loss	—	(353)

Total Susser Holdings Corporation shareholders’ equity	204,247	203,805
Noncontrolling interest	731	743

Total equity	204,978	204,548

Total liabilities and shareholders’ equity	$824,356	$834,244

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 30, 2008	March 29, 2009
	(in thousands)
Net loss attributable to Susser Holdings Corporation	$(3,360)	$(931)
Depreciation, amortization, and accretion	10,736	9,963
Interest expense, net	9,862	9,633
Income tax benefit	(1,384)	(96)

EBITDA	$15,854	$18,569
Non-cash stock based compensation	845	773
Loss on disposal of assets	98	52
Other miscellaneous	(158)	(77)

Adjusted EBITDA	$16,639	$19,317
Rent	8,411	9,013

Adjusted EBITDAR	$25,050	$28,330

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 30, 2008	March 29, 2009
	(in thousands)
Net cash provided by operating activities	$3,450	$11,722
Changes in operating assets & liabilities	2,582	(2,409)
Loss on disposal of assets	(98)	(52)
Non-cash stock based compensation expense	(845)	(773)
Noncontrolling interest	(12)	(12)
Deferred income tax	2,185	407
Amortization of debt premium	114	149
Income taxes	(1,384)	(96)
Interest expense, net	9,862	9,633

EBITDA	$15,854	$18,569
Non-cash stock based compensation	845	773
Loss on disposal of assets	98	52
Other miscellaneous	(158)	(77)

Adjusted EBITDA	$16,639	$19,317
Rent	8,411	9,013

Adjusted EBITDAR	$25,050	$28,330